Date:	August 17, 2009

From:	Frederick Lester

To:	CSI Board of Directors

Re:	Resignation from CSI Board of Directors

Dear CSI Board of Directors,

Effective immediately, I resign my duties as an Independent Director for Conversion Services International and responsibilities as Chairman of the Corporate Governance Committee and member of the Executive Compensation and Audit Committees.

It has been an honor and a privilege to have served on the Board of Directors for the last few years.

CSI has an outstanding executive team that I’m confident will work well together to guide the firm on a strategic trajectory for profitable growth and market expansion in the highly competitive IT consulting industry.

I wish the very best to CSI and to each of you and your respective families.

Sincerely,

Frederick Lester